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EXHIBIT (d)(1)

AGREEMENT AND PLAN OF MERGER

among:

CUBIC CORPORATION,
a Delaware corporation;

CDA ACQUISITION CORPORATION,
a Delaware corporation; and

ECC INTERNATIONAL CORP.,
a Delaware corporation

Dated as of August 20, 2003

i

4.2	Authority; Binding Nature of Agreement	28
4.3	Non-Contravention; Consents	29
4.4	Disclosure	29
4.5	Funds	29
SECTION 5.	CERTAIN COVENANTS OF THE COMPANY	29
5.1	Access and Investigation	29
5.2	Operation of the Company's Business	30
5.3	No Solicitation	32
SECTION 6.	ADDITIONAL COVENANTS OF THE PARTIES	34
6.1	Stockholder Approval; Proxy Statement	34
6.2	Regulatory Approvals	34
6.3	Stock Options	35
6.4	Employee Benefits	36
6.5	Indemnification of Officers and Directors	36
6.6	Additional Agreements	37
6.7	Disclosure	38
6.8	Resignation of Officers and Directors	38
6.9	Takeover Laws; Advice of Changes	38
6.10	Audited Consolidated Financial Statements	38
SECTION 7.	CONDITIONS PRECEDENT TO THE MERGER	38
7.1	Stockholder Approval	38
7.2	No Restraints	39
7.3	Consummation of Offer	39
SECTION 8.	TERMINATION	39
8.1	Termination	39
8.2	Effect of Termination	41
8.3	Expenses; Termination Fees	41
SECTION 9.	MISCELLANEOUS PROVISIONS	42
9.1	Amendment	42
9.2	Waiver	42
9.3	No Survival of Representations and Warranties	43
9.4	Entire Agreement; Counterparts	43
9.5	Applicable Law; Jurisdiction	43
9.6	Disclosure Schedule	43
9.7	Attorneys' Fees	43
9.8	Assignability	43
9.9	Notices	44
9.10	Cooperation	44
9.11	Severability	44
9.12	Construction	45
9.13	Safe Harbor Language	45

ii

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger ("Agreement") is made and entered into as of August 20, 2003, by and among: Cubic Corporation, a Delaware corporation ("Parent"); CDA Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"); and ECC International Corp., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A. The Boards of Directors of Parent, Acquisition Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

        B. It is proposed that Acquisition Sub make a cash tender offer (the "Offer") to acquire all of the outstanding shares of Company Common Stock (the "Shares") for $5.25 per share (such amount, or any greater amount per share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement.

        C. In furtherance of the acquisition of the Company by Parent, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved a merger (the "Merger") of Acquisition Sub with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), upon the terms and subject to the conditions hereof.

        D. The Board of Directors of the Company has, in light of and subject to the terms and conditions hereof, resolved to recommend that the stockholders of the Company tender their shares pursuant to the Offer.

        E. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Transaction, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing agreements to tender their shares of Company Common Stock and to vote against certain transactions (the "Stockholder Tender Agreements") in favor of Parent and Acquisition Sub.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

        Section 1.    THE OFFER

          1.1    The Offer.

            (a)   Provided that none of the events set forth in Annex I shall have occurred or are continuing (other than the requirements set forth in clauses "(i)," "(ii)," "(iii)(e)" and "(iii)(f)" of Annex I), as promptly as practicable after the date of this Agreement (but in no event more than five business days after the public announcement of the execution of this Agreement), Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

            (b)   The obligation of Acquisition Sub to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered a number of shares of Company Common Stock which, together with any outstanding shares of Company Common Stock with respect to which Parent has sole beneficial ownership, represents at least a majority of the Fully Diluted Number of Company Shares (the "Minimum Condition") and (ii) the other conditions set forth in Annex I. Acquisition Sub expressly reserves the right to increase the Per Share Amount or to make any other changes in the terms and conditions of the Offer not inconsistent with the provisions of this Agreement; provided, however, that without the prior written consent of the Company, (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made that changes the form of consideration to be paid, decreases the price per share of Company Common Stock or the number of shares of Company Common Stock sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, or extends the expiration date of the Offer beyond the initial expiration date of the Offer (except as provided in (c), below). Notwithstanding anything to the contrary contained in this Agreement, the Offer may not be withdrawn prior to the expiration date (or any rescheduled expiration date) of the Offer.

            (c)   The Offer shall initially be scheduled to expire 20 business days following the commencement thereof. If, at any then-scheduled expiration date, the conditions to the Offer have not been satisfied or waived (other than conditions which are not capable of being satisfied), Acquisition Sub shall be entitled to extend the Offer for such amount of time as Acquisition Sub reasonably believes is necessary to cause such Offer conditions to be satisfied; provided, however, that Acquisition Sub shall not be entitled to extend the Offer to any date occurring after 60 business days following the commencement of the Offer without the prior written consent of the Company. Notwithstanding anything to the contrary contained in this Agreement: (i) Acquisition Sub may, without the consent of the Company or any other Person (A) extend the Offer for any period required by any rule or regulation of the SEC applicable to the Offer and (B) if more than a majority of the Fully Diluted Number of Company Shares but less than 90% of the Fully Diluted Number of Company Shares shall have been validly tendered pursuant to the Offer as of the scheduled or extended expiration date, extend the Offer for an additional period of not more than 20 business days, provided, however, that Acquisition Sub shall not be entitled to extend the Offer pursuant to this clause (B) to any date occurring after 60 business days following the commencement of the Offer without the prior written consent of the Company; and (ii) Acquisition Sub may, without the consent of the Company or any other Person, elect to provide for a subsequent offering period (and one or more extensions thereof) pursuant to, and in accordance with the terms of, Rule 14d-11 under the Exchange Act.

            (d)   As promptly as practicable on the date of commencement of the Offer, Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer that will contain or incorporate by reference the offer to purchase and form of the related letter of transmittal and (ii) cause the offer to purchase and related documents to be disseminated to holders of shares of Company Common Stock. Parent and Acquisition Sub agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the "Offer Documents") filed by either Parent or Acquisition Sub with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws (except that Parent and Acquisition Sub shall have no obligation with respect to any information in the Offer Documents supplied by the Company or its Representatives in writing). Each of Parent, Acquisition Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Corporations and the Company's stockholders (i) that may be required in connection with any action contemplated by this Section 1.1(d) within two business days after the public announcement of the execution of this Agreement and (ii) reasonably requested in connection with any action contemplated by this Section 1.1(d) within two business days after such request. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Acquisition Sub agree to provide the Company and its counsel with any comments Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

          1.2    Company Actions.

            (a)   The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) by the unanimous vote of all directors of the Company, determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) by unanimous vote of all directors of the Company, approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) by unanimous vote of all directors of the Company declared that this Agreement is advisable and (iv) by unanimous vote of all directors of the Company, resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement and approve the Merger (the recommendation of the Company's Board of Directors that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement and approve the Merger being referred to as the "Company Board Recommendation"). Subject to Section 1.2(b): (A) the Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (B) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted or proposed.

            (b)   Notwithstanding anything to the contrary contained in Section 1.2(a), at any time prior to the acceptance of shares of Company Common Stock pursuant to the Offer, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and Acquisition Sub if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Common Stock or all or substantially all of the Company's assets is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least three business days prior notice of any meeting of the Company's Board of Directors at which such Board of Directors will consider and determine whether such offer is a Superior Offer; (iii) the Company's Board of Directors determines in good faith that such offer constitutes a Superior Offer; (iv) the Company's Board of Directors determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within three business days after Parent receives written notice from the Company confirming that the Company's Board of Directors has determined that such offer is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3.

            (c)   As promptly as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 1.2(b), shall reflect the Company Board Recommendation. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws (except that the Company shall have no obligation with respect to any information in the Schedule 14D-9 supplied by Parent or Acquisition Sub or their Representatives in writing). Each of Parent, Acquisition Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

            (d)   The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

          1.3    Directors.

            (a)   Effective upon the acceptance of and payment for at least a majority of the outstanding Shares pursuant to the Offer (the "Offer Acceptance Time"), Parent shall be entitled to designate a majority of the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section). The Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company shall also cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) on (i) each committee of the Board and (ii) each Board of Directors of each Subsidiary of the Company (and each committee thereof) as the number of directors designated by Parent represents on the Company's Board of Directors; provided that if Parent and/or Acquisition Sub acquires 85% or more of the shares of the Company Common Stock outstanding then Parent shall be entitled to designate all members of (i) each committee of the Board and (ii) each Board of Directors of each Subsidiary of the Company (and each committee thereof). Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective reasonable efforts to ensure that at least one of the members of the Company's Board of Directors shall, at all times prior to the Effective Time (as hereinafter defined), be a director of the Company who was a director of the Company on the date hereof (the "Continuing Director"), provided that if no Continuing Director shall remain for any reason, the other directors of the Company then in office shall designate one person to fill such vacancy who is not an officer or employee or affiliate of the Company, Parent or Acquisition Sub or any of their respective affiliates and such person shall be deemed to be a Continuing Director for all purposes of this Agreement.

            (b)   The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information referred to in the following sentence. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

            (c)   Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any consent or action by the Board of Directors of the Company hereunder and any other action of the Company hereunder which adversely affects the holders of shares of Company Common Stock (other than Parent or Acquisition Sub); provided that, if there is no Continuing Director, such actions may be effected by majority vote of the active Board of Directors.

        Section 2.    MERGER TRANSACTION

          2.1    Merger of Acquisition Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease. The Company will continue as the Surviving Corporation.

          2.2    Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

          2.3    Closing; Effective Time.    The consummation of the Merger (the "Closing") shall take place at the offices of Parent at 9333 Balboa Avenue, San Diego, CA 92123, at 10:00 a.m. local time on a date to be designated by Parent (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The

  Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time").

          2.4    Certificate of Incorporation and Bylaws; Directors and Officers.    Unless otherwise determined by Parent prior to the Effective Time:

            (a)   the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to Exhibit B;

            (b)   the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

            (c)   the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

          2.5    Conversion of Shares.

            (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

              (i)    any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

              (ii)   any shares of Company Common Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

              (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Section 2.5(b), each share of Company Common Stock then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive the Per Share Amount (the "Merger Consideration"), without interest;

              (iv)  each share of the common stock, $0.001 par value per share, of Acquisition Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

              (v)   all then outstanding Company Options shall be terminated.

            (b)   If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

          2.6    Surrender of Certificates; Stock Transfer Books.

            (a)   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

            (b)   Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.5 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

            (c)   At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d)   At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

            (e)   The Surviving Corporation, Parent and Acquisition Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of shares of Company Common Stock or Company Options such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Options in respect of which such deduction and withholding was made.

          2.7    Appraisal Rights.    If the Merger is effectuated pursuant to Section 253 of the DGCL, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such shares of Company Common Stock in accordance with the DGCL (the "Dissenting Shares") shall not be converted into the right to receive Parent Common Stock, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder (a "Dissenting Stockholder") fails to perfect or withdraws or loses his or her right to appraisal, each such share of Company Common Stock shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

          2.8    Further Action.    If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

        Section 3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Acquisition Sub as follows:

          3.1    Subsidiaries; Due Organization; Etc.

            (a)   The Company has no Subsidiaries, except for the corporations identified in Part 3.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 3.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a)(ii) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time since July 1, 1999, or, to the best of the Company's knowledge, at any time prior to July 1, 1999, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

            (b)   Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

            (c)   Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to have such governmental approvals would not, either individually or in the aggregate, have a Material Adverse Effect.

          3.2    Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

          3.3    Capitalization, Etc.

            (a)   The authorized capital stock of the Company consists of: (i) 20,000,000 shares of Company Common Stock, of which 7,908,022 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 1,000,000 shares of Preferred Stock, $.10 par value per share, of which no shares have been issued or are outstanding. Except as set forth in Part 3.3(a)(i) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 3.3(a)(ii) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

            (b)   As of the date of this Agreement: (i) 0 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's Director Equity Compensation Plan; (ii) 350,500 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1998 Stock Incentive Plan; (iii) 66,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1986 Stock Option Plan; (iv) 92,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1991 Stock Option Plan; and (v) 354,172 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 2002 Employee Stock Purchase Plan (the "ESPP"). Part 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (vii) whether the vesting and/or exercisability of such Company Option shall accelerate in connection with the transactions contemplated by this Agreement; and (viii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options.

            (c)   Except as set forth in Part 3.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

            (d)   All outstanding shares of Company Common Stock, Company options, warrants and other securities of the Acquired Corporations have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

            (e)   All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

          3.4    SEC Filings; Financial Statements.

            (a)   The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since June 30, 2000, and all amendments thereto (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) including, without limitation, the requirements as to certifications of the Company SEC Documents as required by the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the rules and regulations promulgated by the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b)   The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

            (c)   The Company has in place the "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Principal Financial and Accounting Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act in connection with the Company's preparation of the Company SEC Documents. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Principal Financial and Accounting Officer of the Company required under the Exchange Act with respect to such reports.

            (d)   Except as set forth in Part 3.4(d) of the Company Disclosure Schedule, the Company has in place internal controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorization of management and the advisors of the Company and its Subsidiaries, as applicable; and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on the financial statements.

            (e)   At all times following the effective date of the Sarbanes-Oxley Act of 2002, the Audit Committee of the Company has taken all actions that it has been required to take pursuant to, and has otherwise complied in all material respects with, the applicable provisions of the Sarbanes-Oxley Act and rules and regulations of the SEC and the AMEX.

            (f)    The stock trading policy of the Company applicable to trading in Company Common Stock by insiders of the Company provides for blackout periods that prohibit transactions in Company Common Stock by insiders during applicable Company pension plan blackout periods.

          3.5    Absence of Changes. Between March 31, 2003 and the date of this Agreement, other than as set forth in the Company Disclosure Schedule:

            (a)   there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

            (b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

            (c)   none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (d)   none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (e)   the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans,

    (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

            (f)    there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (g)   none of the Acquired Corporations has received any written Acquisition Proposal;

            (h)   none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

            (i)    none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations between March 31, 2003 and the date of this Agreement, exceeds $100,000 in the aggregate;

            (j)    except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 3.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

            (k)   none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

            (l)    none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000, individually or in the aggregate;

            (m)  none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

            (n)   none of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

            (o)   none of the Acquired Corporations has (i) adopted, established or entered into any Employee Plan, (ii) caused or permitted any Employee Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

            (p)   none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

            (q)   none of the Acquired Corporations has made any material Tax election;

            (r)   none of the Acquired Corporations has commenced or settled any Legal Proceeding;

            (s)   none of the Acquired Corporations has entered into any transaction or taken any other action that has had, or could reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

            (t)    none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

            (u)   none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(t)" above.

          3.6    Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable and (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations.

          3.7    Receivables; Customers; Inventories.

            (a)   Except as set forth in Part 3.7(a) of the Company Disclosure Schedule, all existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2003 and have not yet been collected) (a) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (b) are current and, to the best of the Company's knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

            (b)   Part 3.7(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

            (c)   Part 3.7(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than 15% of the consolidated gross revenues of the Acquired Corporations in the fiscal year ended June 30, 2003, or (ii) more than 15% of the consolidated gross revenues of the Acquired Corporations in the fiscal quarter ended June 30, 2003. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 3.7(c) of the Company Disclosure Schedule may cease dealing with any of the Acquired Corporations or, to the best knowledge of the Company, may otherwise reduce in any material respect the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

            (d)   The inventory of the Acquired Corporations reflected on the Acquired Corporations' consolidated balance sheet as of March 31, 2003 that was filed by the Company with the SEC prior to the date of this Agreement as part of its Form 10-Q for its fiscal quarter ended March 31, 2003 (the "Balance Sheet") was, and the current inventory (the "Inventory") of the Acquired Corporations is, in usable and saleable condition in the ordinary course of business and, in the case of inventory reflected on such Balance Sheet, at an amount not less than the amounts carried therein. The finished goods, work in progress, raw materials and other materials and supplies included in such Inventory are of a standard which is not lower than the generally accepted standard prevailing in the industries in which the business of each Acquired Corporation forms a part.

          3.8    Real Property; Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in working order (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for: (i) the leaseholds created under the real property leases identified in Part 3.8(a)(i) of the Company Disclosure Schedule; and (ii) the land described in Part 3.8(a)(ii) of the Company Disclosure Schedule to which the Company has good and marketable fee title and which is owned by the Company free and clear of any Encumbrances, except for the Encumbrances identified in Part 3.8(ii) of the Company Disclosure Schedule.

          3.9    Proprietary Assets.

            (a)   Part 3.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by any of the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body and the names of the jurisdictions covered by the applicable registration or application. Part 3.9(a)(ii) of the Company Disclosure Schedule identifies each Proprietary Asset owned by any of the Acquired Corporations that is material to the business of the Acquired Corporations. Part 3.9(a)(iii) of the Company Disclosure Schedule identifies, and identifies any ongoing annual royalty or payment obligations in excess of $10,000 per fiscal year with respect to, each Proprietary Asset that is licensed or otherwise made available to any of the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to any Acquired Corporation under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Assets identified or required to be identified in Parts 3.9(a)(i) and 3.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Acquired Corporation Proprietary Assets subject thereto or materially impair the operations of any of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 3.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 3.9(a)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations and with respect to which such other Person has any rights. Except as set forth in Part 3.9(a)(v) of the Company Disclosure Schedule, there is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset.

            (b)   The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 3.9(b) of the Company Disclosure Schedule, (i) each current or former employee of any Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any material Acquired Corporation Proprietary Asset has executed and delivered to such Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Company's Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) each current and former consultant and independent contractor to any Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any material Acquired Corporation Proprietary Asset has executed and delivered to such Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Company's Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

            (c)   To the best of the Company's knowledge: (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products, systems, software, computer programs, source code, models, algorithms, formula, compounds, inventions, designs, technology, proprietary rights or intangible assets that is or has been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; (iv) none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (v) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

            (d)   The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. Except as set forth in Part 3.9(d) of the Company Disclosure Schedule, none of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of any Acquired Corporation to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

            (e)   Except as set forth in Part 3.9(e)(i) of the Company Disclosure Schedule, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code or the release from any escrow of any other Acquired Corporation Proprietary Asset. Part 3.9(e)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person of any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code or the release from any escrow of any other Acquired Corporation Proprietary Asset.

            (f)    To the best of the Company's knowledge, except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

          3.10    Contracts.

            (a)   Part 3.10(a) of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract." (For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

              (i)    any Contract (A) relating to the employment of, or the performance of services by, any director, employee or consultant, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment (whether or not in cash) to any current or former employee or director, or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 individually or $100,000 in the aggregate to any current or former employee or director;

              (ii)   any Contract relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which (A) any Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public, or (B) any Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis);

              (iii) any Contract that provides for indemnification of any officer, director, employee or agent;

              (iv)  any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

              (v)   any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

              (vi)  any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent and Contracts pursuant to which the potential liability associated with any such guaranty, warranty, indemnity or similar obligation could not reasonably be expected to exceed $25,000;

              (vii) any Contract relating to any currency hedging;

              (viii) any Contract (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person or (B) containing "standstill" or similar provisions;

              (ix)  any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body), except for Contracts that do not contemplate or involve the receipt, payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate or the performance of services by or for an Acquired Corporation having a value in excess of $25,000 in the aggregate;

              (x)   any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

              (xi)  any Contract that has a term of more than 60 days and that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation;

              (xii) any Contract that contemplates or involves the receipt, payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services by or for an Acquired Corporation having a value in excess of $100,000 in the aggregate; and

              (xiii) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.)

        The Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract, with the exception of any Acquired Corporation Contracts that are fully completed as to performance but not formally closed per government regulation, copies of which, in their current form, have been delivered (or which are specifically identified in Part 3.10(a) of the Company Disclosure Schedule and will be delivered no later than 15 days after the date of this Agreement) by the Company to Parent.

            (b)   To the best of the Company's knowledge, each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (c)   Except as set forth in Part 3.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the best of the Company's knowledge, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the best of the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired

    Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since June 30, 2000, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, violations or breaches that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

            (d)   Since July 1, 1999, except as set forth in Part 3.10(d) of the Company Disclosure Schedule:

              (i)    the Acquired Corporations have not had any unresolved determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

              (ii)   the Acquired Corporations have complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

              (iii) to the best of the Company's knowledge, the Acquired Corporations have not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the National Industrial Security Program Operating Manual, (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

              (iv)  all facts set forth in or acknowledged by any Acquired Corporation in any certification, representation or disclosure statement submitted by any Acquired Corporation with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the date of submission;

              (v)   none of the Acquired Corporations nor, to the best of the Company's knowledge, any of their respective employees have been disbarred or suspended from doing business with any Governmental Body, and, to the Acquired Corporations' best knowledge, no circumstances exist that would warrant the institution of debarment or suspension proceedings against any Acquired Corporation or any employee of any Acquired Corporation;

              (vi)  no negative determinations of responsibility, as contemplated in Part 9 of the FAR (Contractor Qualifications), have been issued against any Acquired Corporation in connection with any Government Contract or Government Bid;

              (vii) no direct or indirect costs incurred by any Acquired Corporation have been disallowed as a result of a finding or determination of any kind by any Governmental Body other than as a result of audits by Governmental Bodies;

              (viii) no Governmental Body, and no prime contractor or high-tier subcontractor of any Governmental Body, has withheld or set off, or, to the best of the Company's knowledge, threatened to withhold or set off, any amount due to any Acquired Corporation under any Government Contract;

              (ix)  there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or, to the best of the Company's knowledge, could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving any Acquired Corporation or any of their employees, (B) the disallowance of any costs submitted for payment by any Acquired Corporation, (C) the recoupment of any payments previously made to any Acquired Corporation, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of any Acquired Corporation, or (E) the assessment of any penalties or damages of any kind against any Acquired Corporation, which penalties or damages could, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations;

              (x)   there is not any (A) outstanding claim against any Acquired Corporation by, or dispute involving any Acquired Corporation with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by any Acquired Corporation upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) to the best of the Company's knowledge, final decision of any Government Body against any Acquired Corporation;

              (xi)  no Acquired Corporation is undergoing, and no Acquired Corporation has undergone, any audit, and, to the best knowledge of the Acquired Corporations, there is no impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

              (xii) no Acquired Corporation is subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

              (xiii) no payment has been made by any Acquired Corporation or, to the Acquired Corporations' best knowledge, by a Person acting on any Acquired Corporation's behalf to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of any Acquired Corporation) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

              (xiv) each Acquired Corporation's cost accounting system is in material compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

              (xv) each Acquired Corporation has complied in all material respects with all applicable regulations and other Legal Requirements and, to the best of the Company's knowledge, with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Acquired Corporation Proprietary Assets;

              (xvi) in each case in which an Acquired Corporation has delivered or otherwise provided any technical data, computer software or Acquired Corporation Proprietary Asset to any Governmental Body in connection with any Government Contract, such Acquired Corporation has marked such technical data, computer software or Acquired Corporation Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Acquired Corporation Proprietary Asset, except where failure to do so has not had and will not have a Material Adverse Effect on any Acquired Corporation;

              (xvii) no Acquired Corporation has made any written disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

              (xviii) each Acquired Corporation has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for fiscal 1997, 1998, 1999 and 2000, and those years are closed;

              (xix) no Government Contract period of performance has been shortened as a result of award term provisions;

              (xx) there is no overhead rate ceiling on any current Government Contract, and there is no profit impact associated with overhead rate ceilings on prior completed Government Contracts;

              (xxi) there are no Government Contracts with performance bonds;

              (xxii) the Acquired Corporations are not currently parties to, or the makers of, any Government Contracts or Government Bids that include forward pricing bidding and billing rates; and

              (xxiii) each Acquired Corporation is not and will not be required to make any filings with or give notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

          3.11    Sale of Products; Performance of Services.

            (a)   Except as set forth in Part 3.11(a) of the Company Disclosure Schedule, to the best of the Company's knowledge, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that has not had and would not have an adverse effect, in any material respect, on such product, system, program, Acquired Corporation Proprietary Asset or other asset (or the operation or performance thereof). Part 3.11(a) of the Company Disclosure Schedule contains an accurate and complete copy of the most recent "bug list" with respect to each product, system, program or software module of each of the Acquired Corporations.

            (b)   All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

            (c)   Except as set forth in Part 3.11(c) of the Company Disclosure Schedule, since June 30, 2000, no customer or other Person has asserted in writing or, to the best of the Company's knowledge, threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) based upon any services performed by any of the Acquired Corporations.

          3.12    Liabilities.    None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of the Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since March 31, 2003 in the ordinary course of business and consistent with past practices; and (c) liabilities described in Part 3.12 of the Company Disclosure Schedule.

          3.13    Compliance with Legal Requirements.    Each of the Acquired Corporations is, and has at all times since June 30, 2000 been, in compliance in all material respects with all applicable Legal Requirements. Since June 30, 2000, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

          3.14    Certain Business Practices.    None of the Acquired Corporations, and (to the best of the knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          3.15    Governmental Authorizations.

            (a)   The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. To the best of the Company's knowledge, all such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since June 30, 2000 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since June 30, 2000, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in a writing delivered to the Company or any of its Subsidiaries the right of any of the Acquired Corporations to design, manufacture, offer or sell any of its respective products or services.

            (b)   Part 3.15(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.15(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.15(b) of the Company Disclosure Schedule.

          3.16    Tax Matters.

            (a)   Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

            (b)   The Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through March 31, 2003 in accordance with GAAP. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from March 31, 2003 through the Closing Date.

            (c)   Except as set forth in Part 3.16(c) of the Company Disclosure Schedule, since July 1, 1999, (i) no Acquired Corporation Return has ever been examined or audited by any Governmental Body; (ii) no extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person); and (iii) no such extension or waiver has been requested from any Acquired Corporation.

            (d)   Except as set forth in Part 3.16(d) of the Company Disclosure Schedule, no claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations has made any distribution of stock of any controlled corporation, as that term is defined in Code Section 355(a)(1).

            (e)   There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. None of the Acquired Corporations has any liability for Taxes of any Person (other than another Acquired Corporation) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          3.17    Employee and Labor Matters; Benefit Plans.

            (a)   Part 3.17(a) of the Company Disclosure Schedule identifies each Employee Plan. Part 3.17(a) also identifies each Legal Requirement pursuant to which any of the Acquired Corporations is required to establish any reserve or make any contribution for the benefit of any current or former employee located in any foreign jurisdiction.

            (b)   Except as set forth in Part 3.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any Pension Plan.

            (c)   Except as set forth in Part 3.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any Welfare Plan.

            (d)   With respect to each Employee Plan, the Company has delivered to Parent: (i) an accurate and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Employee Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan, (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code).

            (e)   None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Employee Plans identified in the Company Disclosure Schedule is a multi-employer plan (within the meaning of Section 3(37) of ERISA). None of the Acquired Corporations has ever made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

            (f)    None of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Corporations.

            (g)   Except as set forth in Part 3.17(g) of the Company Disclosure Schedule, no Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

            (h)   With respect to any Employee Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of COBRA have been complied with in all material respects. Part 3.17(h) of the Company Disclosure Schedule describes all obligations of the Acquired Corporations as of the date of this Agreement under any of the provisions of COBRA.

            (i)    Each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. The Acquired Corporations have performed all of their respective obligations under the Employee Plans.

            (j)    Each of the Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the best of the Company's knowledge, nothing has occurred that would adversely affect such determination.

            (k)   Except as set forth in Part 3.17(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Employee Plan), or materially increase the benefits payable or provided under any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits (other than the acceleration of vesting of any unvested Company Options).

            (l)    Part 3.17(l) of the Company Disclosure Schedule contains a list of all salaried employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporations are "at will" employees.

            (m)  Part 3.17(m) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

            (n)   Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

            (o)   Each of the Acquired Corporations has adequate labor relations sufficient to conduct its business as presently conducted, and none of the Acquired Corporations has any knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations or on the ability of any of the Acquired

    Corporations to conduct its business as presently conducted, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

          3.18    Environmental Matters.    Except as set forth in Part 3.18 of the Company Disclosure Schedule, each of the Acquired Corporations (i) is in compliance in all material respects with all applicable Environmental Laws, and (ii) to the best of the Company's knowledge, possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. None of the Acquired Corporations received any written notice or other written communication prior to July 1, 1999 or has received any notice or other communication (in writing or otherwise) since July 1, 1999, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the best of the Company's knowledge, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the best of the Company's knowledge, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. To the best of the Company's knowledge, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

          3.19    Insurance.    The Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Since June 30, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 3.19 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.

          3.20    Transactions with Affiliates.    Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 144 under the Securities Act) of the Company as of the date of this Agreement.

          3.21    Legal Proceedings; Orders.

            (a)   Except as set forth in Part 3.21 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the Company's knowledge) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired

    Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the Company's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

            (b)   There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the best of the Company's knowledge, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

          3.22    Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement.    The Company has full right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) by the unanimous vote of all directors of the Company, determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (b) by unanimous vote of all directors of the Company, approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (c) by unanimous vote of all directors of the Company, declared that this Agreement is advisable, (d) by unanimous vote of all directors of the Company, resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement and approve the Merger and (e) to the extent necessary, by unanimous vote adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Stockholder Tender Agreements, the Board of Directors of the Company approved the Stockholder Tender Agreements and the transactions contemplated thereby. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

          3.23    Section 203 of the DGCL Not Applicable. As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

          3.24    No Discussions.    None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal.

          3.25    Intent to Tender; Vote Required.    The Company has been advised that all of its directors and executive officers and each stockholder of the Company having representation on the Company's Board of Directors presently intend to tender their shares of Company Common Stock pursuant to the Offer and shall concurrently enter into the Stockholder Tender Agreements. The Required Company Stockholder Vote, if required under applicable law, is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.

          3.26    Non-Contravention; Consents.    Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a)   contravene, conflict with or result in a violation of (i) any of the provisions of the articles or certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the Acquired Corporations;

            (b)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

            (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

            (d)   except as set forth in Part 3.26(d) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract;

            (e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

            (f)    result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Acquired Corporation Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

        Except as may be required by the Exchange Act, the DGCL and the rules and regulations of the SEC and AMEX, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company, or (y) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

          3.27    Fairness Opinion.    The Company's Board of Directors has received the written opinion of Imperial Capital, LLC, financial advisor to the Company, dated the date of this Agreement, to the effect that the Per Share Amount is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

          3.28    Financial Advisor.    Except for Imperial Capital, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Imperial Capital, LLC and all fees, commissions and other amounts that may become payable to Imperial Capital, LLC by the Company if the Offer and the Merger is consummated will not exceed $634,993. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Imperial Capital, LLC.

          3.29    Full Disclosure.

            (a)   This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in paragraph (f) of Annex I will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

            (b)   None of the information to be supplied by or on behalf of the Company for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company or at any time between the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company and the acceptance of shares of Company Common Stock pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

  Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

        Parent and Acquisition Sub represent and warrant to the Company as follows:

          4.1    Due Organization.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Sub has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted and (b) to own and use its assets in the manner in which its assets are currently owned and used.

          4.2    Authority; Binding Nature of Agreement.    Parent and Acquisition Sub have full right, power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          4.3    Non-Contravention; Consents.    Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the Offer or the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (b) result in a default by Parent or Acquisition Sub under any Contract to which Parent or Acquisition Sub is a party, except for any default that has not had and will not have a material adverse effect on Parent or Acquisition Sub as applicable, or (c) result in a violation by Parent or Acquisition Sub of any order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject, except for any violation that has not had and will not have a material adverse effect on Parent or Acquisition Sub as applicable. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL and the rules and regulations of the SEC, NASD and AMEX, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Offer of the Merger.

          4.4    Disclosure.    None of the information to be supplied by or on behalf of Parent for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company or at any time between the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company and the acceptance of shares of Company Common Stock pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          4.5    Funds.    Acquisition Sub has, or will have prior to the consummation of the Offer, sufficient funds available to satisfy in full the obligation to pay for all of the shares of Company Common Stock in the Offer and to pay the Merger Consideration in the Merger and to pay all of its fees and expenses related to the Transactions.

  Section 5. CERTAIN COVENANTS OF THE COMPANY

          5.1    Access and Investigation.    During the period from the date of this Agreement through the date on which designees of Parent constitute both (i) a majority of the members of the Board of Directors of the Company and (ii) all of the executive officers of the Company (the "Pre-Closing Period"), upon reasonable notice, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access during normal business hours of the Company to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Unless otherwise required by any Legal Requirement, during the Pre-Closing Period, Parent will disclose any such information which is non-public only in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated June 7, 2002, and will otherwise treat any such information during the Pre-Closing Period only in accordance with the provisions of such Confidentiality Agreement. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

            (a)   all material operating and financial reports prepared by the Acquired Corporations for the Company's senior management, including (i) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (ii) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management;

            (b)   any written materials or communications sent by or on behalf of the Company to its stockholders;

            (c)   any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

            (d)   any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other transactions contemplated by this Agreement; and

            (e)   any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

          5.2    Operation of the Company's Business.

            (a)   During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in substantially the same manner as previously conducted and (B) in material compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use its reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall use its reasonable efforts to keep in full force all insurance policies referred to in Section 3.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code, or (B) a release from any escrow of any Acquired Corporation Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to the best of its knowledge threatened, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company's business.

            (b)   During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

              (i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

              (ii)   sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement, and (y) pursuant to the ESPP);

              (iii) except as contemplated by Section 6.3, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or other security or any related Contract;

              (iv)  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

              (v)   form any Subsidiary or acquire any equity interest or other interest in any other Entity;

              (vi)  make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $100,000 in the aggregate);

              (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

              (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

              (ix)  lend money to any Person, or incur or guarantee any indebtedness;

              (x)   establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company (A) may make routine, reasonable salary increases that have been disclosed to Parent prior to the date of this

      Agreement in connection with the Company's customary employee review process, and (B) may pay customary bonus payments and profit sharing payments consistent with past practices payable in accordance with existing bonus and profit sharing plans referred to in Part 3.17(a) of the Company Disclosure Schedule);

              (xi)  hire any employee at the level of supervisor or above or with an annual base salary in excess of $75,000, or enter into an employment relationship with anyone which is other than "at-will", or promote any employee except in order to fill a position vacated after the date of this Agreement;

              (xii) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

              (xiii) make any Tax election;

              (xiv) commence or settle any Legal Proceeding;

              (xv) enter into any material transaction or take any other material action outside the ordinary course of business or substantially inconsistent with past practices; or

              (xvi) agree or commit to take any of the actions described in clauses"(i)" through "(xv)" of this Section 5.2(b).

            (c)   During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Annex I impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

          5.3    No Solicitation.

            (a)   Unless and until this Agreement shall have been terminated pursuant to Section 8.1, the Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (including by granting any waiver under Section 203 of the DGCL) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the acceptance of shares of Company Common Stock pursuant to the Offer, this Section 5.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3, (2) the Board of Directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing customary "standstill" provisions, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 5.3 by the Company. Notwithstanding the foregoing, nothing contained in this Section 5.3(a) shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

            (b)   The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

            (c)   The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal.

            (d)   The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, on or after June 30, 2000, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

        Section 6. ADDITIONAL COVENANTS OF THE PARTIES

          6.1    Stockholder Approval; Proxy Statement.

            (a)   If the adoption of this Agreement by the Company's stockholders is required by law, the Company shall, as promptly as practicable following the expiration of the Offer, take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the "Company Stockholders' Meeting"). The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. Once the Company Stockholders' Meeting has been duly called and notice thereof has been delivered to the Company's stockholders, the Company shall not postpone or adjourn the Company Stockholders' Meeting without the written consent of Parent, which consent shall not be unreasonably withheld.

            (b)   If the adoption of this Agreement by the Company's stockholders is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and after obtaining the consent of Parent to such amendment or supplement, shall promptly transmit such amendment or supplement to the Company's stockholders.

            (c)   Notwithstanding anything to the contrary contained in this Agreement, if Acquisition Sub shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the merger of Acquisition Sub and the Company to become effective as soon as practicable after the expiration of the Offer without a stockholders' meeting in accordance with Section 253 of the DGCL.

            (d)   Parent agrees to cause all shares of Company Common Stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement at the Company Stockholders' Meeting.

          6.2    Regulatory Approvals.    Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or overt threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or overt threat, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to operate or retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Offer.

          6.3    Stock Options.

            (a)   Prior to the Offer Acceptance Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to accelerate the vesting and exercisability of each unexpired and unexercised Company Option then in effect so that each such Company Option shall be fully vested and exercisable prior to the Offer Acceptance Time. As of the Effective Time, each unexpired and unexercised Company Option then in effect (and each plan, if any, under which any Company Option may be granted) shall be terminated, and each holder of any such Company Option shall be paid, in full satisfaction of such Company Option, a cash payment in an amount in respect thereof equal to the product of: (i) the excess, if any, of the Merger Consideration over the exercise price of such Company Option and (ii) the number of shares of Company Common Stock subject to the Company Option, less any income or employment or other Tax withholding required under the Code or any provision of applicable law.

            (b)   Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 6.3 (other than actions required pursuant to the first sentence of Section 6.3(a) to be taken prior to the Offer Acceptance Time, which shall be taken prior to the Offer Acceptance Time) and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.3.

            (c)   Prior to the Offer Acceptance Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to ensure that, except for the six month offering period under the ESPP that commenced on July 1, 2003, no additional offering shall be authorized or commenced. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Offer Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(c).

          6.4    Employee Benefits.

            (a)   Parent agrees that all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans; provided, however, that (i) nothing in this Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent's health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent. Nothing in this Section 6.4(a) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be "at will" employment.

            (b)   At Parent's request, the Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participate) that contains a cash or deferred arrangement intended to qualify under section 401(k) of the Code. For the one-year period immediately following the Effective Time, Parent shall cause the Surviving Corporation to provide, or, pursuant to Section 6.4(a)(ii), Parent shall provide, such health or welfare benefit plans and arrangements as are no less favorable, taken as a whole, to employees of the Surviving Corporation than the health or welfare benefit plans or arrangements provided by the Company as of the date of this Agreement.

          6.5    Indemnification of Officers and Directors.

            (a)   All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 6.5(a) and the indemnification rights provided under this Section 6.5(a) until disposition of such claim.

            (b)   From the Effective Time until the sixth anniversary of the Effective Time (the "Tail Period"), the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Existing Policy"); provided, however, that (i) in no event shall the Surviving Corporation be required pursuant to this Section 6.5(b) to make aggregate payments under the Existing Policy over the Tail Period in excess of $250,000 and (ii) once the Surviving Corporation has made aggregate payments under the Existing Policy over the Tail Period of $250,000, the Surviving Corporation shall have no further payment obligation under this Section 6.5(b) with respect to the Existing Policy, and, in the event that any amounts in excess of $250,000 become due from the Surviving Corporation with respect to the Existing Policy under this Section 6.5(b), the Surviving Corporation shall have no further obligation under this Section 6.5(b) to maintain the Existing Policy in effect and may cancel or otherwise terminate the Existing Policy in its sole discretion, provided that the Surviving Corporation has used reasonable efforts to provide each of the Indemnified Persons notice of its intention to cancel or otherwise terminate the Existing Policy at least 15 business days prior to the cancellation or termination of the Existing Policy.

          6.6    Additional Agreements.

            (a)   Subject to Section 6.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer and the Merger and each of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

            (b)   Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding relating to the Offer or the Merger if Parent determines in good faith upon the advice of outside counsel that contesting such Legal Proceeding might not be advisable.

          6.7    Disclosure.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, make any disclosure to employees of any of the Acquired Corporations, to the public or otherwise regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have approved such disclosure or (b) the Company shall have been advised by its outside legal counsel that such disclosure is required by applicable law. In addition to the foregoing, the Company shall notify Parent prior to the issuance of any press release and, unless prohibited by any Legal Requirement, shall provide Parent with a copy of such press release for review in advance of its issuance.

          6.8    Resignation of Officers and Directors.    The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Offer Acceptance Time the resignation of the Company's directors as required by Section 1.3 and the resignation of each of the Company's officers and each of the officers and directors of the Company's Subsidiaries as may be required by Parent.

          6.9    Takeover Laws; Advice of Changes.

            (a)   If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and thereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

            (b)   Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, (ii) would cause or constitute a breach of any representations, warranties or covenants contained herein or (iii) is reasonably likely to result in any of the conditions set forth in Section 7 or in Annex I not being able to be satisfied prior to the Effective Date.

          6.10    Audited Consolidated Financial Statements.    On or before September 2, 2003, the Company shall cause to be delivered to Parent (a) the consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial condition of the Acquired Corporations as of June 30, 2003 and the results of operations and cash flows of the Acquired Corporations for the fiscal year ended June 30, 2003, all audited by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably acceptable to Parent and accompanied by an opinion of such accountants (which shall not be qualified in any respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations and cash flows of the Acquired Corporations on a consolidated basis in accordance with GAAP consistently applied (the "Audited Consolidated Financial Statements") and (b) a copy of the Company's Annual Report on Form 10-K for its fiscal year ending June 30, 2003, as filed with the SEC.

        Section 7.    CONDITIONS PRECEDENT TO THE MERGER    The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          7.1    Stockholder Approval.    If required by applicable Legal Requirements, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

          7.2    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          7.3    Consummation of Offer.    Acquisition Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer.

        Section 8.    TERMINATION

          8.1    Termination.    This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

            (a)   by mutual written consent of Parent and the Company;

            (b)   by either Parent or the Company if the Offer shall have expired without the acceptance for payment of shares of Company Common Stock pursuant to the Offer; provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer is attributable to a failure on the part of such party to perform in all material respects any covenant in this Agreement required to be performed by such party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer and such party has not cured such failure within ten days after having received notice thereof; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) unless the Company shall have made any payment required to be made to Parent pursuant to Sections 8.3(a) and 8.3(b) and shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(c);

            (c)   by either Parent or the Company if the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall not have occurred on or prior to the close of business on the date that is 75 business days after the date of this Agreement; provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer by the close of business on the date that is 75 business days after the date of this Agreement is attributable to a failure on the part of such party to perform in all material respects any covenant in this Agreement required to be performed by such party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer and such party has not cured such failure within ten days after having received notice thereof; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless the Company shall have made any payment required to be made to Parent pursuant to Sections 8.3(a) and 8.3(b) and shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(c);

            (d)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of shares of Company Common Stock pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal;

            (e)   by Parent (at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer) if a Triggering Event shall have occurred;

            (f)    by Parent if (at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer) (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in paragraph (b) of Annex I would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in paragraph (c) of Annex I would not be satisfied; provided, however, that in the event of an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement, Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy unless such inaccuracy has not been cured within ten days after the Company has received notice thereof;

            (g)   by the Company if (at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer) (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a material adverse effect on the Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded), or (ii) if Parent shall not have complied with in all material respects Parent's covenants contained in this Agreement; provided, however, that in the event of an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a failure to comply with Parent's covenants, the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach has not been cured within ten days after Parent has received notice thereof;

            (h)   by the Company if Acquisition Sub shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer on or prior to the fifth business day after the public announcement of the execution of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if (i) the failure to commence the Offer on or prior to the fifth business day after the public announcement of the execution of this Agreement is attributable to a failure on the part of the Company to perform any covenant in this Agreement required to be performed by the Company at or prior to the fifth business day after the public announcement of the execution of this Agreement, (ii) a Triggering Event shall have occurred or (iii) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) and on or prior to the fifth business day after the public announcement of the execution of this Agreement, such that the condition set forth in paragraph (b) of Annex I would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);

            (i)    by either Parent or the Company if the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall not have occurred on or prior to the close of business on the date that is 120 days after the date of this Agreement; or

            (j)    by the Company at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer shall not have resulted from any breach of Section 5.3, (ii) the Board of Directors of the Company, after satisfying all of the requirements set forth in Section 1.2(b), shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (the "Specified Agreement"), (iii) the Company shall have delivered to Parent a written notice containing a summary of the material terms and conditions of the Specified Agreement, which notice shall confirm that the other party's Board of Directors has confirmed its authorization to execute and deliver the Specified Agreement on behalf of the other party immediately upon termination of this Agreement by the Company pursuant to this Section 8.1(j), (iv) a period of at least three business days shall have elapsed since the receipt by Parent of such notice, and the Company shall have made its Representatives reasonably available during such period for the purpose of engaging in negotiations with Parent regarding a possible amendment of the Offer or a possible alternative transaction, (v) any proposal by Parent to amend the Offer or enter into an alternative transaction shall have been considered by the Board of Directors of the Company in good faith, and the Company's Board of Directors shall have determined in good faith (after having taken into account the advice of the Company's outside legal counsel and the advice of an independent financial advisor of nationally recognized reputation (it being understood that Imperial Capital, LLC shall be deemed a financial advisor of nationally recognized reputation for purposes of this Agreement)) that the terms of the proposed amended Offer (or other alternative transaction) are not as favorable to the Company's stockholders, from a financial point of view, as the transaction contemplated by the Specified Agreement, and (vi) the Company shall have made any payment required to be made to Parent pursuant to Sections 8.3(a) and 8.3(b) and shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(c).

          8.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

          8.3    Expenses; Termination Fees.

            (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that (i) (A) if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(c), (B) after the date of this Agreement and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (C) the Company consummates or is subject to a Specified Acquisition Transaction within 270 days of such termination or the Company or any of its Representatives signs a definitive agreement within 270 days of such termination providing for a Specified Acquisition Transaction, or (ii) this

    Agreement is terminated by Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(j), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(c)), the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.3(b), in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Offer and the Merger, up to an aggregate amount of $350,000.

            (b)   If (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(c), (B) after the date of this Agreement and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (C) the Company consummates or is subject to a Specified Acquisition Transaction within 270 days of such termination or the Company or any of its Representatives signs a definitive agreement within 270 days of such termination providing for a Specified Acquisition Transaction, or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(j), then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to the greater of (i) $1,250,000.00 or (ii) 3% of the Per Share Amount multiplied by the Fully Diluted Number of Company Shares. In the case of termination of this Agreement by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(c), the fee referred to in the preceding sentence and the amount payable pursuant to Section 8.3(a) shall be paid by the Company on or prior to the date of execution of the definitive agreement relating to the Specified Acquisition Transaction described in clause (i)(C) above or, if there is no such definitive agreement, on or prior to the date of consummation of the Specified Acquisition Transaction; in the case of termination of this Agreement by Parent pursuant to Section 8.1(e), the fee referred to in the preceding sentence and the amount payable pursuant to Section 8.3(a) shall be paid by the Company within three business days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(j), the fee referred to in the preceding sentence and the amount payable pursuant to Section 8.3(a) shall be paid by the Company at or prior to the time of such termination.

            (c)   If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

        Section 9.    MISCELLANEOUS PROVISIONS

          9.1    Amendment.    Subject to Section 1.3, this Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          9.2    Waiver.    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          9.3    No Survival of Representations and Warranties.    None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

          9.4    Entire Agreement; Counterparts.    This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement dated June 7, 2002 between the Company and Parent (other than the sixth paragraph and the second sentence of the eighth paragraph) shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

          9.5    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

          9.6    Disclosure Schedule.    The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, and shall not be deemed to relate to or to qualify any other representation or warranty.

          9.7    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its reasonable attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

          9.8    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          9.9    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after sent by registered mail or by courier or express delivery service or (c) upon receipt when received by facsimile prior to 6:00 p.m. recipient's local time, else on the business day following such date of receipt, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to Parent or Acquisition Sub:

    John D. Thomas
    Cubic Corporation
    9333 Balboa Avenue
    San Diego, CA 92123
    Facsimile No. (858) 505-1548

    with copies to:

    William L. Hoese
    Cubic Corporation
    9333 Balboa Avenue
    San Diego, CA 92123
    Facsimile No. (858) 277-1878

    Barbara L. Borden, Esq.
    Cooley Godward llp
    4401 Eastgate Mall
    San Diego, CA 92121
    Facsimile No. (858) 550-6420

    if to the Company:

    Robert L. Collins
    ECC International Corp.
    2001 West Oak Ridge Road
    Orlando, FL 32809
    Facsimile: (407) 251-9963

    with a copy to:

    Steven Wolosky, Esq.
    Olshan Grundman Frome Rosenzweig & Wolosky LLP
    505 Park Avenue
    New York, NY 10022
    Facsimile: (212) 935-1787

          9.10    Cooperation.    The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

          9.11    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          9.12    Construction.

            (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

            (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          9.13    Safe Harbor Language.

            (a)   Notwithstanding anything herein to the contrary, any party to this Agreement (and any director, advisor, employee, Representative, shareholder, member, manager or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws; and provided further, that for this purpose, (i) the "tax treatment" of the Transactions means the purported or claimed federal income tax treatment of the Transactions, and (ii) the "tax structure" of the Transactions means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the Transactions.

            (b)   For the avoidance of doubt, the parties acknowledge and agree that the tax treatment and tax structure of the Transactions does not include the name of any party to the Transactions or any sensitive business information (including, without limitation, specific information about any party's intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the Transactions.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CUBIC CORPORATION
By:	/s/ WILLIAM W. BOYLE
Name:	William W. Boyle
Title:	Vice President and Chief Financial Officer
CDA ACQUISITION CORPORATION
By:	/s/ JOHN D. THOMAS
Name:	John D. Thomas
Title:	Vice President Finance
ECC INTERNATIONAL CORP.
By:	/s/ MELISSA VAN VALKENBURGH
Name:	Melissa Van Valkenburgh
Title:	Chief Financial Officer

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A and Annex I):

        Acquired Corporation Contract. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

        Acquired Corporation Proprietary Asset. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

        Acquired Corporation Source Code. "Acquired Corporation Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Acquired Corporation Proprietary Asset.

        Acquired Corporations. "Acquired Corporations" shall mean the Company and each of its Subsidiaries, collectively.

        Acquisition Proposal. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

        Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which any of the Acquired Corporations is a constituent corporation and (i) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Corporations or any surviving entity or (ii) in which any of the Acquired Corporations issues securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

          (b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

          (c)   any liquidation or dissolution of any of the Acquired Corporations.

        Agreement. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

        AMEX. "AMEX"    shall mean the American Stock Exchange, LLC.

        COBRA. "COBRA" shall mean Section 4980B of the Code.

        Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Company Common Stock. "Company Common Stock" shall mean the common stock, $0.10 par value per share, of the Company.

        Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

        Company Options. "Company Options" shall mean all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company's stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

        Company Preferred Stock. "Company Preferred Stock" shall mean the preferred stock, $0.10 par value per share, of the Company.

        Company Stockholders' Meeting. "Company Stockholders' Meeting" shall mean a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement.

        Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        DGCL. "DGCL" shall mean the Delaware General Corporation Law, as amended.

        Employee Plan. "Employee Plan" shall mean any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations.

        Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

        Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Fully Diluted Number of Company Shares. "Fully Diluted Number of Company Shares" shall mean the sum of (i) the aggregate number of shares of capital stock of the Company outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, plus (ii) the aggregate number of shares of capital stock of the Company issuable upon the exercise of any "in the money" option, warrant or other right to acquire capital stock of the Company, or the conversion of any convertible securities, outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer. An option or warrant shall be considered "in the money" if the Per Share Amount exceeds the exercise price of such option or warrant.

        Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

        Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

        Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

        HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of AMEX).

        Material Adverse Effect.    An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Agreement, disregarding any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its material obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

        Materials of Environmental Concern. "Materials of Environmental Concern" shall include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

        NASD. "NASD" shall mean the National Association of Securities Dealers, Inc.

        Pension Plan. "Pension Plan" shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of any of the Acquired Corporations.

        Person. "Person" shall mean any individual, Entity or Governmental Body.

        Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, model, algorithm, formula, compound, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        Proxy Statement. "Proxy Statement" shall mean the proxy or information statement of the Company to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

        Representatives. "Representatives" shall mean officers, directors, employees, attorneys, accountants, advisors and representatives.

        Required Company Stockholder Vote. "Required Company Stockholder Vote" shall mean the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting.

        SEC. "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

        Specified Acquisition Transaction. "Specified Acquisition Transaction" shall mean any transaction or series of transactions involving:

            (a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which any of the Acquired Corporations is a constituent corporation and in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of any of the Acquired Corporations or any surviving entity; or

            (b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for more than 50% of the consolidated net revenues, net income or assets of any of the Acquired Corporations.

        Subsidiary.    An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

        Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of Company Common Stock or all or substantially all of the Company's assets on terms that the Board of Directors of the Company determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation (it being understood that Imperial Capital, LLC shall be deemed a financial advisor of nationally recognized reputation for purposes of this Agreement), to be more favorable to the Company's stockholders than the terms of the Offer or the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

        Takeover Laws.    "Takeover Laws" means (1) any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state anti-takeover laws and regulations and (2) Section 203 of the DGCL.

        Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Transactions. "Transactions" shall mean (a) the execution and delivery of the Agreement, and (b) all of the transactions contemplated by the this Agreement, including the Offer and the Merger.

        Triggering Event. A "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to recommend that the Company's stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer or vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Offer and the Merger is in the best interests of the Company's stockholders; (iii) the Board of Directors of the Company fails to publicly reaffirm (including, if so requested by Parent, by the issuance of a press release) the Company Board Recommendation, or fails to publicly reaffirm (including, if so requested by Parent, by the issuance of a press release) its determination that the Offer and the Merger is in the best interests of the Company's stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(vii) any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company; or (viii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3; provided, however, that the failure to provide any notice required to be given pursuant to Section 5.3 shall not constitute a breach of Section 5.3 solely for the purpose of determining whether a Triggering Event has occurred so long as such notice is provided within twenty-four hours of the time specified in Section 5.3.

        Welfare Plan. "Welfare Plan" shall mean any employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), for the benefit of any current or former employees or directors of any of the Acquired Corporations.

ANNEX I

CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer or the Agreement and Plan of Merger to which this Annex I is attached (the "Agreement"), and in addition to (and not in limitation of) Acquisition Sub's rights to extend and amend the Offer (subject to the provisions of the Agreement), and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Acquisition Sub's obligation to pay for or return tendered shares after termination of the Offer, Acquisition Sub shall not be required to accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer and may terminate the Offer and the Agreement, if (i) the Minimum Condition has not been satisfied, (ii) there shall be in effect any voluntary agreement between Parent and the United States Federal Trade Commission or the United States Department of Justice pursuant to which Parent has agreed not to accept for payment shares of Company Common Stock pursuant to the Offer for any period of time, or (iii) at any time after the date of the Agreement, and before acceptance for payment of any shares of Company Common Stock, Parent shall have determined in its reasonable good faith discretion that any of the following events shall have occurred and be continuing:

          (a)   the representations and warranties of the Company contained in the Agreement shall not have been accurate in all material respects as of the date of the Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

          (b)   the representations and warranties of the Company contained in the Agreement shall not be accurate in all respects as of the expiration date of the Offer (as such expiration date may be extended in accordance with the terms of the Agreement) as if made on and as of such expiration date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded;

          (c)   the Company shall have breached or failed in any material respect to perform or comply with any covenant or obligation that the Company is required to comply with or to perform at or prior to the expiration date of the Offer (as such expiration date may be extended in accordance with the terms of the Agreement);

          (d)   since the date of the Agreement, there shall have occurred any Material Adverse Effect on the Acquired Corporations, or any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would have a Material Adverse Effect on the Acquired Corporations;

          (e)   any material Consent required to be obtained in connection with the Offer, the Merger or the other transactions contemplated by the Agreement (including the Consents identified in Part 3.26(d) of the Company Disclosure Schedule) shall not have been obtained or shall not be in full force and effect;

          (f)    Parent and the Company shall not have received each of the following agreements and documents or any of the following agreements or documents shall not be in full force and effect:

  (i) a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in paragraphs (a), (b), (c) and (d) of this Annex I have been duly satisfied and (ii) the written resignations of all officers and directors of the Company and its Subsidiaries as and to the extent required by Section 6.8 of the Agreement;

          (g)   there shall have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or there shall have been any action taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Entity which directly or indirectly (i) prohibits, or makes illegal, the acceptance for payment of or payment for shares of Company Common Stock or the consummation of the Offer or the Merger, (ii) renders Acquisition Sub unable to accept for payment or pay for some or all of the shares of Company Common Stock, (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it on all matters properly presented to the Company's stockholders, (iv) prohibits or imposes any material limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (v) compels Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective Subsidiaries which would be material in the context of the Company and its subsidiaries taken as a whole, (vi) obliges the Company, Parent or any of their respective Subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement or (vii) which otherwise constitutes a Material Adverse Effect on the Company;

          (h)   there shall be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, or either Parent or the Company shall have received a communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action, or any other Legal Proceeding shall be pending, in each case: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer or the Merger and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) that could materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations; or (v) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement;

          (i)    a Triggering Event shall have occurred;

          (j)    the Agreement shall have been terminated in accordance with its terms; or

          (k)   in the good faith judgment of Parent, a material adverse difference shall exist between (i) the Acquired Corporations' financial condition or results of operations or cash flows as of or for the fiscal year ended June 30, 2003 as reflected in the unaudited consolidated financial statements of the Acquired Corporations as of and for the fiscal year ended June 30, 2003 delivered by the Company to Parent prior to the date of this Agreement and (ii) the Acquired Corporations' financial condition or results of operations or cash flows as reflected in the Audited

  Consolidated Financial Statements delivered by the Company to Parent in accordance with Section 6.10.

        The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBITS

Exhibit A	—	Certain Definitions
Exhibit B	—	Surviving Corporation Certificate of Incorporation

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AGREEMENT AND PLAN OF MERGER
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
EXHIBIT A CERTAIN DEFINITIONS
ANNEX I CONDITIONS OF THE OFFER
EXHIBITS